Exhibit 10.11

May 13, 2015

Patricia Chiodo

Dear Patricia,

American Traffic Solutions, Inc. (the “Company”) is extremely pleased to offer you employment.  I hope to be welcoming you aboard soon! Before doing so, however, we want to set forth the terms and conditions that would govern your employment with the Company.  While a bit formal, we find that putting the terms of an employment offer in writing helps avoid any future misunderstandings and makes for a more pleasant work relationship for all involved.  So please review this offer letter carefully and feel free to let me know if you have any questions concerning it.

Your title will be Chief Financial Officer.  We expect that you will begin no later than June 1, 2015.  ATS reserves the right to perform background checks, not limited to credit, driving, and criminal records.  This offer letter is contingent on the results of your background check.  If discrepancies or issues in background information are reported, ATS reserves the right to rescind this offer of employment or terminate active employment if problematic background information is reported before or after your initial start date.

You will be reporting to me.  Your responsibilities and reporting relationship may, of course, change over time.

As a Company employee, you will receive the following benefits:

•

Compensation:  The Company will pay you $350,000 per year on a bi-weekly basis at a rate of $13,461.54 (before applicable withholding and taxes) on the Company’s regular paydays.  (All pay checks are issued one week in arrears).  The Company may periodically review and adjust your salary.

•

Leadership Bonus:  You will have the opportunity to participate in an ATS Incentive Bonus Plan, which is based on Company financial results as well as specific personal goals.  Your Target Bonus is 50%.  Following your start date, you will be provided with documents that outline the specific payment and eligibility criteria, including the financial components of the plan.

•	Phantom Stock: You will have the opportunity to receive shares of Phantom Stock Options, subject to Board Approval.
•

Comprehensive Leave:  Upon starting employment, you will receive a prorated allotment of Paid-Time-Off (PTO) corresponding to your start date of June 1, 2015, based on Company policies.  For the calendar year 2015, you will receive a total allotment of 76 PTO hours (9.5 days) upon hire.  You will be eligible to receive 136 PTO hours (17 days) for the calendar year 2016.

•

Health Care, 401(k) Plan and Other Benefits:  The Company currently has benefit plans covering things such as personal time off, medical insurance, disability, and 401(k).  You are eligible for medical benefits and 401k on the first of the month following 30 days of employment; August 1, 2015.  Additional information concerning these benefits is available upon request.  If you accept this offer, make sure to review the Company’s policies so that you fully understand them.  These policies and benefits are not written in stone, and may be modified at the Company’s discretion.

1330 W. Southern Ave., Suite 101, Tempe, Arizona 85282    TEL 480 443 7000    www.atsol.com

Patricia Chiodo

May 13, 2015

Prior to your employment, you are required to be tested for illegal substances pursuant to the Company’s Substance Abuse Policy, which you must review and sign.  Please contact us for the form needed for the drug test and a listing of nearby sites.

Your employment relationship with the Company will be what is called “at will.” That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company; for any reason; with or without cause; or for no reason.  Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any verbal statements made to you during negotiations about working at the Company) is intended to or does create anything but an at-will employment relationship.  Only the Company’s Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time.  Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.

The offer reflected in this letter will remain open until May 15, 2015 unless revoked before then by the Company.  To accept this offer, please carefully read the statement below, sign where indicated, and return the letter to me.  Please let me know if you have any questions about the matters discussed in this letter, or otherwise.  We sincerely hope that you will accept this offer, and we look forward to working with you.

Sincerely,

American Traffic Solutions, Inc.

/s/ David Roberts

David Roberts

President & Chief Operating Officer

I understand, acknowledge, and agree to the terms and conditions of employment described in this letter and accept employment with the Company on these terms and conditions.

/s/ Patricia Chiodo	May 15, 2015
Patricia Chiodo	Date

1330 W. Southern Ave., Suite 101, Tempe, Arizona 85282    TEL 480 443 7000    www.atsol.com